Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Innovative Payment Solutions, Inc.

We hereby consent to use in this Form 10-K of Innovative Payment Solutions, Inc. our report dated March 31, 2023 which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern relating to the financial statements of Innovative Payment Solutions, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ RBSM LLP

New York, NY
March 31, 2023